Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS 2014 OPERATING RESULTS

NEW MILESTONES REACHED IN MEXICO DESALINATION PLANT DEVELOPMENT PROJECT

GEORGE TOWN, Grand Cayman, Cayman Islands (March 16, 2015) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the year ended December 31, 2014. The Company will host an investor conference call on Tuesday, March 17, 2015 at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

2014 Operating Results

Net income attributable to the Company’s stockholders decreased to $6,265,358, or $0.42 per diluted share, for the year ended December 31, 2014, compared with net income attributable to CWCO stockholders of $8,594,519, or $0.58 per diluted share, for the year ended December 31, 2013.

Total revenues increased 3% to approximately $65.6 million in 2014, compared with approximately $63.8 million in the previous year. The increase in revenues was attributable to higher revenues for the Company’s retail and services business segments.

Retail water revenues increased 5% to approximately $24.1 million in the year ended December 31, 2014, versus approximately $23.0 million in 2013. The expansion in retail revenues was primarily due to an approximate 3% increase in the number of gallons of water sold by the Company’s retail operations in the Cayman Islands, along with an increase of approximately $328,000 in revenues generated by the Company’s retail operations in Bali, Indonesia.

Bulk water revenues declined 2% to approximately $39.2 million in 2014, compared with approximately $40.0 million in 2013. The decrease in bulk revenues of approximately $759,000 was attributable to the Company’s Bahamas operations, which generated approximately $2.5 million less in revenues in 2014 than in the previous year. The decrease in the volume of water sold by the Company’s Bahamas operations to the Water and Sewerage Corporation of The Bahamas (“WSC”) was partially offset by an increase in revenues from the Cayman bulk water operations. In 2013, the WSC purchased water volumes from the Company’s Blue Hills plant that were significantly higher than the minimum amounts it was required to purchase under the water supply agreement for the plant. However, as a result of water conservation and loss mitigation efforts implemented since 2012, the WSC has reduced the amount of water lost by its distribution system and consequently in 2014 decreased the volume of water it purchased from the Blue Hills plant. However, the WSC continued to purchase more than the minimum amount stipulated in its contract with the Company. Revenues generated by the Company’s Cayman bulk operations increased by $1.7 million due to a 23% increase in gallons of water sold, due to the temporary closing (for refurbishment) of the one plant owned by the Water Authority-Cayman that the Company no longer operates.

Services segment revenues increased to $2,253,135 in 2014, compared with $843,413 in 2013, primarily due to construction revenues generated from contracts with the Water Authority-Cayman to refurbish its Lower Valley plant and to build a plant on the island of Cayman Brac.

Consolidated gross profit declined slightly to approximately $23.1 million (35% of total revenues) in 2014, versus approximately $23.5 million (37% of total revenues) in 2013. Gross profit on retail revenues was relatively unchanged at approximately $12.1 million (50% of retail revenues) in 2014, compared with approximately $12.0 million (52% of retail revenues) in 2013. The decline in retail gross profit margin as a percentage of sales was due to higher plant and pipeline maintenance costs for the Company’s Cayman operations and a negative gross profit for the Company’s Bali operations. Gross profit on bulk revenues declined 3% to approximately $11.3 million (29% of bulk revenues) in 2014, compared with approximately $11.7 million (29% of bulk revenues) a year earlier. Gross profit as a percentage of bulk water sales remained relatively constant as greater gross profit for the Company’s Cayman bulk operations in 2014 mitigated the lower gross profit for its Bahamas bulk operations. The services segment generated a negative gross profit of ($327,125) in 2014, compared with a negative gross profit of ($236,847) in the previous year.

The services business segment incurred operating losses of approximately ($4.2 million) in 2014 and approximately ($3.6 million) in 2013. The services segment is expected to continue to incur losses from operations while the Company funds the project development activities of its Mexico subsidiary, N.S.C. Agua, S.A. de C.V. (“NSC”) and/or until such time as significant new management services or plant construction contracts are obtained.

Consolidated general and administrative expenses (“G&A”) increased 5% to approximately $16.7 million in 2014, compared with approximately $15.8 million in the previous year. The increase in consolidated G&A expenses in 2014 resulted from an increase of approximately $544,000 in project development expenses incurred by NSC and an approximate $378,000 increase in consulting and legal fees related to the judicial review conducted in conjunction with retail license negotiations in the Cayman Islands. These increases were partially offset by decreases of approximately $108,000 in non-Mexico-related business development costs and an approximate $91,000 reduction in research and development expenses.

Interest income increased to $1,440,631 in 2014, from $826,570 in 2013, due to interest on past due accounts receivables from the WSC. Interest expense was relatively unchanged at $488,770 and $484,057 in 2014 and 2013, respectively.

The Company recognized earnings and profit sharing on its equity investment in OC-BVI of $414,755 in 2014, compared with $1,337,352 in 2013. The additional earnings and profit sharing recognized in 2013 from the equity investment in OC-BVI resulted from the payment by the British Virgin Islands government to OC-BVI in January 2013 of $2.0 million of the amount awarded to OC-BVI as a result of the Baughers Bay litigation.

The Company recorded impairment losses on its investment in OC-BVI of $860,000 and $200,000 in 2014 and 2013, respectively.

Management Comments

“We reported higher revenues for the year ended December 31, 2014,” stated Mr. Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd., “as an increase in retail revenues, including a resumption of growth in water sales within our license area in the Cayman Islands after a recent decline, combined with higher services segment revenues, more than offset a slight decline in bulk water segment revenues that reflected the success of a water loss mitigation program undertaken by our customer in the Bahamas. A significant increase in services segment revenues was due to construction revenues derived from capital projects for the Water Authority-Cayman on the islands of Grand Cayman and Cayman Brac.”

“Our operating activities generated $19.3 million in cash during 2014, which allowed us to continue funding development activities related to our 100 million gallon-per-day seawater desalination project in northern Baja California, Mexico, including the final payment of $17.4 million for the land upon which the plant will be constructed, while at the same time reducing total liabilities on our balance sheet by 31% to $16.4 million. As of December 31, 2014, our unrestricted cash and cash equivalents and certificate of deposit of almost $41 million exceeded our total liabilities by more than $24.3 million, and our stockholders’ equity totaled $141.1 million. We are proud of our balance sheet, which remains one of the strongest in our industry.”

“Since the end of 2014, our development project in Mexico has achieved several significant milestones,” continued Mr. McTaggart. “In January 2015, the Government of Baja California, Mexico, officially accepted our initial expression of interest under the new Public-Private Associations Law to build a desalination plant and conveyance pipeline at Playas de Rosarito, Baja California, Mexico and has asked us to develop and submit a detailed proposal. In February 2015, in order to enhance our chances of successfully completing the development of the Rosarito Project, we partnered with a group of companies with substantial resources and a history of successful capital project investments in Mexico. These developments were followed by the February 2015 receipt of the approved environmental permit for our proposed desalination plant from the Mexican environmental regulatory authority and confirmation from the Municipality of Playas de Rosarito that our application to rezone the project site to ‘for industrial use’ was approved. We look forward to further progress on the largest development project in our Company’s history during the remainder of 2015.”

“Finally, I would like to provide an update on developments in our newest retail market, on the island of Bali, Indonesia. We successfully completed the expansion of our Bali desalination plant in 2014 to 790,000 gallons per day and are currently evaluating strategies to increase and smooth out the seasonality of our water sales in this very price-sensitive market. We continue to believe that there is a significant unfulfilled demand for drinking water in this region, where the Indonesian Government has announced plans to greatly expand infrastructure and promote tourism in the coming years,” concluded Mr. McTaggart.

Cash Dividends

On February 25, 2015, the Company announced that it will pay a quarterly cash dividend of $0.075 per share on April 30, 2015 to shareholders of record at the close of business April 1, 2015. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Tuesday, March 17, 2015 to discuss its 2014 operating results and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Co. Ltd. Conference Call” a few minutes before 11:00 a.m. EDT on Tuesday, March 17, 2015.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Tuesday, March 24, 2015 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10061979, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$35,713,689	$33,626,516
Certificate of deposit	5,000,000	-
Restricted cash	456,083	-
Marketable securities	-	8,587,475
Accounts receivable, net	11,773,744	18,859,560
Inventory	1,738,382	1,383,135
Prepaid expenses and other current assets	1,961,385	2,435,127
Current portion of loans receivable	1,726,310	1,691,102
Costs and estimated earnings in excess of billings - construction project	1,090,489	-
Total current assets	59,460,082	66,582,915
Property, plant and equipment, net	56,396,988	58,602,886
Construction in progress	1,900,016	1,450,417
Inventory, non-current	4,240,977	4,204,089
Loans receivable	5,610,867	7,337,177
Investment in OC-BVI	5,208,603	6,623,448
Intangible assets, net	927,900	1,096,488
Goodwill	3,499,037	3,499,037
Investment in land	20,558,424	13,175,566
Other assets	2,656,937	2,792,831
Total assets	$160,459,831	$165,364,854

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,962,015	$7,157,896
Dividends payable	1,190,325	1,164,026
Demand loan payable	9,000,000	-
Current portion of long term debt	-	5,205,167
Land purchase obligation	-	10,050,000
Total current liabilities	16,152,340	23,577,089
Other liabilities	224,827	289,392
Total liabilities	16,377,167	23,866,481
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 36,840 and 37,408 shares, respectively	22,104	22,445
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,715,899 and 14,686,197 shares, respectively	8,829,539	8,811,718
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	-	-
Additional paid-in capital	83,779,292	83,381,387
Retained earnings	49,000,621	47,155,548
Cumulative translation adjustment	(482,388)	(471,983)
Total Consolidated Water Co. Ltd. stockholders' equity	141,149,168	138,899,115
Non-controlling interests	2,933,496	2,599,258
Total equity	144,082,664	141,498,373
Total liabilities and equity	$160,459,831	$165,364,854

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2014	2013	2012
Retail water revenues	$24,104,932	$23,018,498	$24,222,895
Bulk water revenues	39,201,011	39,960,220	40,758,182
Services revenues	2,253,135	843,413	469,625
Total revenues	65,559,078	63,822,131	65,450,702

Cost of retail revenues	12,010,263	11,023,096	11,548,255
Cost of bulk revenues	27,853,057	28,212,896	31,679,887
Cost of services revenues	2,580,260	1,080,260	230,118
Total cost of revenues	42,443,580	40,316,252	43,458,260
Gross profit	23,115,498	23,505,879	21,992,442
General and administrative expenses	16,654,439	15,844,303	14,542,817
Impairment losses	-	-	521,444
Income from operations	6,461,059	7,661,576	6,928,181

Other income (expense):
Interest income	1,440,631	826,570	835,941
Interest expense	(488,770)	(484,057)	(876,971)
Profit sharing income from OC-BVI	111,375	357,636	343,454
Equity in earnings of OC-BVI	303,380	979,716	2,121,319
Impairment of investment in OC-BVI	(860,000)	(200,000)	-
Other	(203,135)	7,048	272,085
Other income (expense), net	303,481	1,486,913	2,695,828
Net income	6,764,540	9,148,489	9,624,009
Income attributable to non-controlling interests	499,182	553,970	308,495
Net income attributable to Consolidated Water Co. Ltd. stockholders	$6,265,358	$8,594,519	$9,315,514

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.43	$0.59	$0.64
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.42	$0.58	$0.64
Dividends declared per common share	$0.30	$0.30	$0.30

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,697,896	14,633,884	14,578,518
Diluted earnings per share	14,764,323	14,703,880	14,606,148

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2014	2013	2012
Net Income	$6,764,540	$9,148,489	$9,624,009
Other comprehensive income (loss)
Foreign currency translation adjustment	(10,953)	(480,614)	(16,210)
Total other comprehensive income (loss)	(10,953)	(480,614)	(16,210)
Comprehensive income	6,753,587	8,667,875	9,607,799
Comprehensive income attributable to non-controlling interests	498,634	529,939	307,685
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$6,254,953	$8,137,936	$9,300,114